FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Third Quarter 2008

October 9, 2008, Frederick, MD --- Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended September 30, 2008, the Company recorded net income of $315,000 and diluted earnings per share of $0.21, as compared to net income of $408,000 and diluted earnings per share of $0.27 recorded for the third quarter of 2007. Earnings for the third quarter of 2008 increased modestly over net income of $270,000 and diluted earnings per share of $0.18 recorded for the second quarter of 2008, as the Company experienced a slight improvement in its net interest margin.

The Company earned $884,000 with diluted earnings per share of $0.59 for the first nine months of 2008 as compared to $1,066,000 in earnings and diluted earnings per share of $0.70 for the same period in 2007. The Company’s year over year decrease in year-to-date earnings largely reflects an increase in its provision for loan losses in 2008 to $460,000 from the $241,000 recorded in the first nine months of 2007. The increased provision for loan losses reflects management's deep concern with deteriorating economic conditions, weakness in real estate markets, and the ongoing pressure on consumer households and the small business sector.

The Company also reported that, as of September 30, 2008, assets stood at $261.0 million, with deposits of $223.3 million and gross loans of $211.5 million, representing changes of -1.6%, -2.5% and 0.5%, respectively, over the third quarter of 2007. The Company’s flat asset, deposit and loan growth reflects management’s determination to limit balance sheet growth, thereby strengthening its capital and liquidity positions in anticipation of continued economic weakness. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both ratings in effect as of October 6, 2008.

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.

	September 30,	September 30,	December 31,
	2008	2007	2007
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$260,994	$265,279	$255,991
Cash and due from banks	3,393	4,550	3,828
Federal funds sold and other overnight investments	18,406	14,751	8,538
Investment securities - available for sale	20,470	28,383	27,512
Restricted stock	1,599	1,440	1,440
Loans, net	208,817	207,964	206,371
Deposits	223,260	229,037	219,228
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	20,299	19,019	19,580

SELECTED FINANCIAL DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,900	$4,265	$11,755	$11,987
Interest expense	1,681	2,115	5,483	5,830
Net interest income	2,219	2,150	6,272	6,157
Provision for loan losses	220	50	460	241
Net interest income after provision for loan losses	1,999	2,100	5,812	5,916
Securities gains	26	-	26	-
Gain on sale of foreclosed property	-	-	15	-
Noninterest income (excluding gains)	127	100	392	283
Noninterest expense	1,684	1,598	4,980	4,651
Income before provision for income taxes	468	602	1,265	1,548
Provision for income taxes	153	194	381	482
Net income	315	408	884	1,066

PER COMMON SHARE DATA:
Basic earnings per share	$0.22	$0.28	$0.61	$0.73
Diluted earnings per share	$0.21	$0.27	$0.59	$0.70
Basic weighted average number of shares outstanding	1,460,674	1,460,602	1,460,626	1,459,965
Diluted weighted average number of shares outstanding	1,502,443	1,515,716	1,506,352	1,520,638
Common shares outstanding	1,460,802	1,460,602	1,460,802	1,460,602
Book value per share	$13.90	$13.02	$13.90	$13.02

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.49%	0.64%	0.45%	0.59%
Return on average equity	6.25%	8.68%	5.84%	7.68%
Allowance for loan losses to total loans	1.28%	1.14%	1.28%	1.14%
Nonperforming assets to total assets	0.70%	0.06%	0.70%	0.06%
Ratio of net charge-offs to average loans	0.05%	0.00%	0.19%	0.00%
Average equity to average assets	7.80%	7.39%	7.79%	7.63%

Weighted average yield/rate on:
Loans	6.69%	7.34%	6.71%	7.35%
Interest-earning assets	6.38%	7.00%	6.36%	6.95%
Interest-bearing liabilities	3.34%	4.16%	3.59%	4.09%
Net interest spread	3.04%	2.84%	2.77%	2.87%
Net interest margin	3.67%	3.58%	3.44%	3.62%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, (240) 529-1507

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